This Amendment No. 1 is being filed to correct certain information regarding the plan of distribution for the Buffered PLUS.

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying PLUS product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 2, 2012

May , 2012 Medium-Term Notes, Series D Amendment No. 1 relating to Pricing Supplement No. 2012-MTNDG0237 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the Buffered PLUS offered by this pricing supplement do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount. At maturity, the Buffered PLUS provide for a single payment that may be greater than, equal to or less than the stated principal amount of the Buffered PLUS, depending on the closing value of the S&P 500® Index on the valuation date.  If the closing value of the S&P 500® Index is greater on the valuation date than on the pricing date, investors in the Buffered PLUS will participate on a 200% leveraged basis in that appreciation, subject to a maximum total return at maturity of 18% to 22% (to be determined on the pricing date).  If, however, the closing value of the S&P 500® Index is lower on the valuation date than on the pricing date by more than the buffer amount of 10%, investors in the Buffered PLUS will lose 1% of their stated principal amount for every 1% of that decline in excess of the buffer amount of 10%.  Therefore, investors may lose up to 90% of the stated principal amount of the Buffered PLUS.  You should not invest in the Buffered PLUS unless you can accept the risk of a significant loss on your investment.

The Buffered PLUS are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because 90% of the stated principal amount of the Buffered PLUS is at risk, you may receive an amount at maturity that is substantially less than the stated principal amount of the Buffered PLUS.

Maturity date*:	June , 2014 (expected to be June 4, 2014)
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity per Buffered PLUS:	■	If the final index value is greater than the initial index value: $10 + leveraged upside payment However, in no event will the payment at maturity exceed the maximum payment at maturity.
	■	If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%: $10
	■	If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:
($10 × index performance factor) + $1.00
This amount will be less than the $10 stated principal amount per Buffered PLUS. However, in no event will the payment at maturity be less than $1.00 per Buffered PLUS.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date*:	May , 2014 (expected to be May 30, 2014), subject to postponement for non-index business days and certain market disruption events
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.80 to $12.20 per Buffered PLUS (118% to 122% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Underwriting fee and issue price” below)
Pricing date*:	May , 2012 (expected to price on or about May 30, 2012)
Original issue date*:	June , 2012 (three business days after the pricing date)
Interest:	None
CUSIP:	17318Q855
ISIN:	US17318Q8556
Listing:
The Buffered PLUS will not be listed on any securities exchange and, accordingly, will have limited or no liquidity.  You should not invest in the Buffered PLUS unless you are willing to hold them to maturity.

Underwriter:
Citigroup Global Markets Inc., an affiliate of the issuer. See “Additional Information About the Buffered PLUS—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per Buffered PLUS:	$10.000	$0.225	$9.775
Total:	$	$	$
*Expected dates are subject to change.

(1) The actual price to public, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per Buffered PLUS. Please see “Syndicate Information” on page PS-14 for further details.

(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the Buffered PLUS, is acting as principal and will receive an underwriting fee of $0.225 from Citigroup Funding Inc. for each Buffered PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisers collectively a fixed selling concession of $0.225 for each Buffered PLUS they sell. Certain other broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $0.225 for each Buffered PLUS they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines. You should refer to “Risk Factors” and “Additional Information About the Buffered PLUS—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the Buffered PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Buffered PLUS or determined that this pricing supplement and the accompanying PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The terms of the Buffered PLUS are set forth in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  You should read this pricing supplement together with these accompanying documents, each of which can be accessed via the hyperlinks below, before you decide to invest.

PLUS Product Supplement filed on May 16, 2011:  http://www.sec.gov/Archives/edgar/data/831001/000119312511141342/d424b2.htm
Prospectus and Prospectus Supplement filed on May 12, 2011:  http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Investment Summary
Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of the S&P 500® Index due June   , 2014 (the “Buffered PLUS”) can be used:

■
As an alternative to direct exposure to the underlying index that enhances returns for a limited range of positive performance of the underlying index from the pricing date to the valuation date (as measured solely on those two dates); however, by investing in the Buffered PLUS, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of May 1, 2012, yielded an average of 1.99% per year.  If this average dividend yield remained constant for the term of the Buffered PLUS, this would be equivalent to 3.98% (calculated on a simple interest basis) over the approximately 2-year term of the Buffered PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Buffered PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

■	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

■
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

■	To obtain a buffer against a specified level of negative performance of the S&P 500® Index.

Maturity:	Approximately 2 years

Leverage factor:	200%

Maximum payment at maturity:	$11.80 to $12.20 per Buffered PLUS (118% to 122% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Buffer amount:	10%

Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)

Interest:	None

Listing:	None; accordingly, the Buffered PLUS will have limited or no liquidity.

All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc.

May 2012	PS-2

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This approximately 2-year investment offers 200% leveraged upside on the positive performance, if any, of the underlying index from the pricing date to the valuation date (as measured solely on those two dates), subject to a maximum payment at maturity of $11.80 to $12.20 per Buffered PLUS (118% to 122% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.  Investors can use the Buffered PLUS to leverage returns by a factor of 200% up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the underlying index but with a minimum payment at maturity of $1.00 per Buffered PLUS, subject to the credit risk of Citigroup Inc.

The payment scenarios below do not show any effect of lost dividend yield over the term of the Buffered PLUS.

Leveraged Performance
The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a limited range of positive performance from the pricing date to the valuation date (as measured solely on those two dates).

Upside Scenario
The closing value of the underlying index is greater on the valuation date than on the pricing date and, at maturity, the Buffered PLUS are redeemed for the $10 stated principal amount plus 200% of the index percent increase, subject to a maximum payment at maturity of $11.80 to $12.20 per Buffered PLUS (118% to 122% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Par Scenario
The closing value of the underlying index remains unchanged or declines in value by no more than 10% from the pricing date to the valuation date and, at maturity, the Buffered PLUS are redeemed for the stated principal amount of $10.

Downside Scenario
The closing value of the underlying index declines in value by more than 10% from the pricing date to the valuation date and, at maturity, the Buffered PLUS are redeemed for less than the stated principal amount by an amount that is proportionate to the percentage decrease in excess of the buffer amount of 10%. For example, if the closing value of the underlying index decreases by 40% from the pricing date to the valuation date, then the Buffered PLUS will be redeemed at maturity for $7.00, or 70% of the stated principal amount. The minimum payment at maturity is $1.00 per Buffered PLUS.

May 2012	PS-3

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates).

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of May 1, 2012, the average dividend yield of those stocks was 1.99% per year. If this average dividend yield remained constant for the term of the Buffered PLUS, this would be equivalent to 3.98% (calculated on a simple interest basis) over the approximately 2-year term of the Buffered PLUS. However, it is impossible to predict whether the dividend yield over the term of the Buffered PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Buffered PLUS.

The payoff diagram below is based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	200%

Buffer amount:	10%

Hypothetical maximum payment at maturity:	$12.00 per Buffered PLUS (120% of the stated principal amount)

Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

■
Upside Scenario.  If the final index value is greater than the initial index value, at maturity, investors will receive the $10 stated principal amount per Buffered PLUS plus 200% of the appreciation of the underlying index from the pricing date to the valuation date (as measured solely on those two dates), subject to the maximum payment at maturity. Based on the terms above, an investor will realize the hypothetical maximum payment at maturity of $12.00 per Buffered PLUS at a final index value of 110% of the initial index value.

May 2012	PS-4

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

■
Par Scenario.  If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%, at maturity, investors will receive the stated principal amount of $10 per Buffered PLUS.

■
Downside Scenario.  If the final index value is less than the initial index value by more than the buffer amount of 10%, at maturity, investors will receive an amount that is less than the $10 stated principal amount per Buffered PLUS by an amount that is proportionate to the percentage decrease of the final index value from the initial index value in excess of the buffer amount of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

■
For example, if the final index value is 40% less than the initial index value, investors will lose 30% of their stated principal amount and receive only $7.00 per Buffered PLUS, or 70% of the stated principal amount, at maturity.

May 2012	PS-5

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and prospectus supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

■
The Buffered PLUS do not pay interest, and you may lose up to 90% of the stated principal amount. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Citigroup Inc. If the final index value is less than 90% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the final index value from the initial index value in excess of the buffer amount of 10%. Therefore, you may lose up to 90% of the stated principal amount of each Buffered PLUS.  See “How Buffered PLUS Work” above.

■
Appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $11.80 to $12.20 per Buffered PLUS, or 118% to 122% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 200% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 118% to 122% of the stated principal amount of the Buffered PLUS, any increase in the final index value over the initial index value by more than 9% to 11% of the initial index value will not increase the return on the Buffered PLUS.

■
The Buffered PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the Buffered PLUS. Investors are dependent on the ability of Citigroup Inc., the parent company of Citigroup Funding Inc. (“Citigroup Funding”) and the guarantor of any payments due on the Buffered PLUS, to pay all amounts due on the Buffered PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Buffered PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the value of the Buffered PLUS.

■
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. Citigroup Global Markets Inc. (“Citigroup Global Markets”) may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the Buffered PLUS, the price at which you may be able to sell your Buffered PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the Buffered PLUS may also be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.  For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

■
The value of the Buffered PLUS prior to maturity will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS prior to maturity and the price at which Citigroup Global Markets may be willing to purchase the Buffered PLUS in any secondary market that may develop, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial,

May 2012	PS-6

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the Buffered PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Information About the S&P 500® Index” below. You may receive less, and possibly significantly less, than the stated principal amount of the Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

■
Potential for a lower comparable yield. The Buffered PLUS do not pay any periodic interest. As a result, if the final index value declines or does not increase sufficiently from the initial index value, taking into account the leverage factor, the effective yield on the Buffered PLUS, which may be negative, will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

■
Investing in the Buffered PLUS is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. As of May 1, 2012, the average a dividend yield of the underlying index was 1.99% per year. If this average dividend yield were to remain constant for the term of the Buffered PLUS, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 3.98% (calculated on a simple interest basis) by investing in the Buffered PLUS instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends. However, it is impossible to predict whether the dividend yield over the term of the Buffered PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Buffered PLUS.

■
Volatility of the underlying index.  Historically, the value of the underlying index has been volatile. From January 3, 2007 to May 1, 2012, the closing value of the underlying index has been as low as 676.53 and as high as 1,565.15. The volatility of the value of the underlying index may result in your receiving at maturity an amount less than the stated principal amount of the Buffered PLUS.

■
Adjustments to the underlying index could adversely affect the value of the Buffered PLUS. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the Buffered PLUS.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial index value, the final index value and the index percent increase or index performance factor, as applicable, and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

■
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS. One or more of our affiliates expect to hedge our obligations under the Buffered PLUS and will carry out hedging activities related to the Buffered PLUS (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in the stocks that constitute the underlying index, in swaps, futures and/or options contracts on the underlying index and/or the stocks that constitute the underlying index, as well as in other instruments related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, could increase the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

■
The U.S. federal tax consequences of an investment in the Buffered PLUS are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Buffered PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Buffered PLUS, the tax consequences of the ownership and disposition of the

May 2012	PS-7

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Buffered PLUS should review carefully the section of the accompanying PLUS product supplement entitled “Certain United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Buffered PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2012	PS-8

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Information About the S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on May 1, 2012:

Bloomberg Ticker Symbol:	SPX
Closing Value:	1,405.82
52 Weeks Ago (on 5/02/2011):	1,361.22
52 Week High (on 4/02/2012):	1,419.04
52 Week Low (on 10/03/2011):	1,099.23

The following graph sets forth the daily closing values of the underlying index for the period from January 3, 2007 through May 1, 2012. The related table sets forth the published high, low and end-of-quarter closing values of the underlying index for each quarter in that same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

Underlying Index Historical Performance – Daily Closing Values January 3, 2007 to May 1, 2012

May 2012	PS-9

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

S&P 500® Index	High	Low	Period-End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter (through May 1, 2012)	1,419.04	1,358.59	1,405.82

General. Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this document, including its composition, method of calculation and changes in components, from Standard & Poor’s Financial Services LLC (“S&P”), publicly available sources. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee has independently verified such information.  Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of May 1, 2012, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of May 1, 2012, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (11.21%), Consumer Staples (10.81%), Energy (11.31%), Financials (14.76%), Health Care (11.36%), Industrials (10.48%), Information Technology (20.22%), Materials (3.44%), Telecommunication Services (2.91%) and Utilities (3.49%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

May 2012	PS-10

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE BUFFERED PLUS WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index. On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

●	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

●	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

●
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all S&P 500® component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index.

The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an

May 2012	PS-11

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

License Agreement. S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Buffered PLUS.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Buffered PLUS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Buffered PLUS. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Buffered PLUS into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup Inc., Citigroup Global Markets or the trustee has independently verified such information.

May 2012	PS-12

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Tax considerations:
Each holder, by purchasing a Buffered PLUS, agrees to treat it (in the absence of an administrative determination or judicial ruling to the contrary) as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

■	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
■
Upon a sale or exchange of the Buffered PLUS, or retirement of the Buffered PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year.

Under current law, Non-U.S. Holders generally should not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or retirement of their Buffered PLUS.  Special rules apply to Non-U.S. Holders whose gain on their Buffered PLUS is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Buffered PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the stocks that constitute the underlying index, in swaps, options and/or futures contracts on the underlying index and/or on the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such activity on or prior to the pricing date could increase the value of the underlying index, and, accordingly, potentially increase the initial index value, and, therefore, increase the value at which the underlying index must close on the valuation date before investors would receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS. We or our affiliates may adjust such hedge during the term of the Buffered PLUS, including on or near the valuation date, and such activity could decrease the value of the underlying index and adversely

May 2012	PS-13

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

affect the value of and payment at maturity on the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.
ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Buffered PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Buffered PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Buffered PLUS or (B) its acquisition and holding of the Buffered PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Buffered PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Buffered PLUS, is acting as principal and will receive an underwriting fee of $0.225, subject to reduction for volume purchase discounts, from Citigroup Funding for each Buffered PLUS sold in this offering.  From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisers collectively a fixed selling concession of $0.225, subject to reduction for volume purchase discounts, for each Buffered PLUS they sell.  Certain other broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $0.225, subject to reduction for volume purchase discounts, for each Buffered PLUS they sell.  See "Syndicate Information" below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines. You should refer to “Risk Factors” above and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the accompanying PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Buffered PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly, without the prior written consent of the client.  See “Plan of Distribution; Conflicts of Interest” in the accompanying PLUS product supplement for more information.

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Buffered PLUS.

For the following jurisdictions, please note specifically:

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Mexico

Pursuant to the Mexican Securities Market Law, the notes have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay

In Uruguay, the notes are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The notes do not qualify as an investment fund

May 2012	PS-14

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

regulated by Uruguayan law 16,774, as amended.

Peru

The information contained in this pricing supplement has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Bolivia

The offshore notes are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the notes, namely a person who is:

(a)  a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)  a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)   the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii)   no consideration is or will be given for the transfer; or

(iii)  the transfer is by operation of law.

Contact:	Morgan Stanley Smith Barney LLC clients may contact their local Morgan Stanley Smith Barney LLC

May 2012	PS-15

Citigroup Funding Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due June    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

branch office or principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative.

Syndicate Information
The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Buffered PLUS may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Buffered PLUS for Any Single Investor	Price to Public per Buffered PLUS	Underwriting Fee per Buffered PLUS	Selling Concession per Buffered PLUS
<$1,000,000	$10.0000	$0.2250	$0.2250
>= $1,000,000 and <$3,000,000	$9.9625	$0.1875	$0.1875
>=$3,000,000 and <$5,000,000	$9.9438	$0.1688	$0.1688
>=$5,000,000	$9.9250	$0.1500	$0.1500
Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Buffered PLUS distributed by such dealers.

Additional Considerations
If no closing value of the underlying index is available or a market disruption event occurs on the valuation date, the calculation agent may determine the final index value in accordance with the procedures set forth in the PLUS product supplement. In addition, if the underlying index is discontinued, the calculation agent may determine the final index value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. You should refer to the section “Description of the Notes—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Buffered PLUS, the Buffered PLUS will bear interest, payable upon demand of the beneficial owners of the Buffered PLUS in accordance with the terms of the Buffered PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of       % per annum on the unpaid amount due.

We reserve the right to withdraw, cancel or modify any offering of the Buffered PLUS and to reject orders in whole or in part prior to their issuance.

This pricing supplement represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to also read the accompanying PLUS product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this pricing supplement, before you invest in the Buffered PLUS.

Buffered Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2012	PS-16

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying PLUS product supplement, prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this pricing supplement.

Citigroup Funding Inc.

Buffered PLUS Based on the
Value of the S&P 500® Index

Due June    , 2014
$10 Stated Principal Amount per Buffered PLUS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
May    , 2012

(Including PLUS Product Supplement Dated May 16, 2011, Prospectus Supplement Dated May 12, 2011 and Prospectus Dated May 12, 2011)

TABLE OF CONTENTS

Page
Pricing Supplement
Summary Terms	PS-1
Investment Summary	PS-2
Key Investment Rationale	PS-3
How Buffered PLUS Work	PS-4
Risk Factors	PS-6
Information About the S&P 500® Index	PS-9
Additional Information About the Buffered PLUS	PS-13
Syndicate Information	PS-16
Additional Considerations	PS-16
PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31
Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28